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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 9)*


                              ARBOR DRUGS, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)



                   Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 038760 10 4
                             ----------------------
                               (CUSIP Number)



Check the following box if a fee is being paid with this statement rule. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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                                     13G


CUSIP NO.   038760 10 4                         PAGE   2   OF   6

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Eugene Applebaum
       SS# ###-##-####

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  / /
                                                                      (b)  /X/

--------------------------------------------------------------------------------
3      SEC USE ONLY



4      CITIZENSHIP OR PLACE OF ORGANIZATION


       United States of America
--------------------------------------------------------------------------------
 NUMBER OF       5      SOLE VOTING POWER
  SHARES
BENEFICIALLY            9,864,169
 OWNED BY
   EACH          6      SHARED VOTING POWER
 REPORTING
  PERSON                0
   WITH          ---------------------------------------------------------------
                 7      SOLE DISPOSITIVE POWER

                        9,864,169

                 8      SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       9,864,169

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                        / /
       EXCLUDES CERTAIN SHARES*
       See Item 6.
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       25.0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
       IN
--------------------------------------------------------------------------------

                    *SEE INSTRUCTION BEFORE FILLING OUT!


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ITEM 1.  NAME OF ISSUER AND ADDRESS

         (a) Name of Issuer:

               Arbor Drugs, Inc.

         (b) Address of Issuer's Principal Executive Offices:

               3331 West Big Beaver Road
               Troy, Michigan 48007-2510

ITEM 2.  IDENTITY OF PERSON FILING

         (a) Name of Person Filing:

               Eugene Applebaum

         (b)  Address of Principal Business Office, or if none, Residence:

               3331 West Big Beaver Road
               Troy, Michigan 48007-2510

         (c) Citizenship:

               United States of America

         (d) Title of Class of Securities:

               Common Stock, $0.01 Par Value

         (e) CUSIP Number:

               038760 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a) Broker or Dealer registered under Section 15 of the Act

         (b) Bank as defined in section 3(a)(6) of the Act

         (c) Insurance Company as defined in section 3(a)(19) of the Act

         (d) Investment Company registered under section 8 of the Investment Company Act

         (e) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

         (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

         (g) Parent Holding Company, in accordance with Section
             240.13d-1(b)(ii)(G) (Note:  See Item 7)

         (h) Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)



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ITEM 4. OWNERSHIP

        (a)    Amount Beneficially Owned:

                9,864,169

        (b)    Percent of Class:

               25.0%

        (c)    Number of shares as to which such person has:

        (i)    sole power to vote or to direct the vote

               9,864,169

        (ii)   shared power to vote or to direct the vote

               0

        (iii)  sole power to dispose or to direct the disposition of

               9,864,169

        (iv)   shared power to dispose or to direct the disposition of

               0

        The shares reported in this item 4 exclude 257,187 shares owned by Mr. Applebaum's wife, in which shares Mr. Applebaum disclaims any beneficial interest.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be a beneficial owner of more than
five percent of the class of securities, check the following   .

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

          N/A



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ITEM 10. CERTIFICATION

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           February 12, 1997
                                                 Date



                                              Signature


                                         /s/  Eugene Applebaum
                                               Name/Title




     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)





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